EXHIBIT 10.67

FORM OF RESTRICTED STOCK UNIT AGREEMENT
(Independent Directors)

Ashland Inc.
2021 Omnibus Incentive Compensation Plan

Participant: _______________________________

Number of RSUs: _______________________________

Grant Date: _______________________________

Vesting Date: The one (1) year anniversary of the Grant Date; provided, however, if the Participant does not seek re-election to the Board, such forfeitable amounts shall become non-forfeitable on the date of the Board meeting that immediately precedes such one (1) year anniversary so long as the Participant is an Independent Director on the day before such Board meeting.

1. Grant. Ashland Inc. (“Ashland”) hereby grants to the above-named Participant (the “Participant”) ___________ RSUs (the “Award”) pursuant to the Ashland Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”) and this Restricted Stock Unit Agreement (this “Agreement”), in order to provide the Participant with an additional incentive to continue his or her services to Ashland and its Affiliates and to continue to work for the best interests of Ashland. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Plan.

2. Value. Each RSU represents the contingent right (as set forth herein) of the Participant to receive a Share in accordance with this Agreement. Ashland confirms this Award to the Participant, of the number of RSUs set forth above, subject to and upon all the terms, provisions and conditions contained herein and in the Plan.

3. Vesting. Following acceptance of this Award by the Participant, as provided for hereunder, the applicable number of RSUs set forth above will become vested on the applicable vesting date set forth above (the applicable “Vesting Date”).

4. Forfeiture. Except as otherwise provided below or as otherwise determined by the Committee, in the event the Participant ceases to serve on the Board for any reason prior to a Vesting Date, all RSUs which have not vested prior to such cessation shall be forfeited. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Award or any portion thereof at any time and for any reason.

5. Death, Disability or Retirement. If the Participant’s service on the Board is terminated due to the Participant’s death or Disability, prior to a Vesting Date, the unvested RSUs will become immediately vested in full. For purposes of this Agreement, “Disability” shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code.

6. Time of Payment and Taxation. Except as otherwise provided under the Ashland Inc. Independent Director Deferred Compensation Program, the Shares underlying any RSUs that become vested in accordance with this Agreement (with any fractional Share rounded up to the nearest whole Share) will be delivered within thirty (30) days after such RSUs become vested as provided herein, subject to tax deductions and withholding as set forth in Section 9(d) of the Plan. The Company will withhold from the Award the number of shares to satisfy the minimum statutory withholding requirement.

7. Dividends. While this Award is outstanding, on each date that cash dividends are paid to holders of Shares, the Participant will be credited with a number of additional whole and fractional RSUs equal to (1) the product of the number of outstanding RSUs held by the Participant as of the date of record for such dividend times the per share cash dividend amount, divided by (2) the closing stock price of Shares on the date of record for such dividend. Such additional RSUs will be subject to all the terms and conditions of this Agreement and the Plan and to the same vesting conditions and restrictions as the underlying RSUs to which they relate.

8. Change of Control. The Award shall be treated in accordance with Section 8 of the Plan in the event of a Change of Control prior to the Vesting Date and while the Award remains outstanding.

9. Nontransferability. The Participant may not sell, transfer, pledge, assign, attach or otherwise alienate or hypothecate any rights under this Agreement other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant only by him or her. The terms of this Award shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

10. No Right to Employment. Nothing contained in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employment of, or remain in the service of, Ashland or any of its Affiliates.

11. Data Privacy. Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed by and among Ashland, its Affiliates and any third party Plan administrators as necessary for the purpose of managing and administering the Plan. The Participant understands that such processing of this information may need to be carried out by Ashland and its Affiliates and by third party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. By accepting this Award, the

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Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.

12. Electronic Delivery and Participation. Ashland may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by Ashland or a third party designated by Ashland.

13. Acceptance. This Award of RSUs is subject to the Participant’s on-line acceptance of the terms and conditions of this Agreement through the Fidelity website. The right to the RSUs under the Plan shall expire if not accepted by __________, 20__.

By accepting the terms and conditions of this Agreement, the Participant acknowledges receipt of a copy of the Plan, Prospectus, and Ashland’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). A copy of these documents can be found on the Company’s intranet or your Fidelity account and may also be obtained by contacting the Company’s Human Resources Department. The terms and provisions of the Plan are incorporated herein by reference. The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and conditions set forth herein and, in the Plan, and acknowledges that he or she has had the opportunity to obtain independent legal advice at his or her expense prior to accepting this Award.

IN WITNESS WHEREOF, Ashland Inc. has caused this instrument to be executed and delivered effective as of the day and year first above written.

Ashland Inc.

Eileen Drury, Senior Vice President and Chief Human Resources Officer

By: ______________________

Name: ____________________

Date: ____________________

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